Pricing Supplement dated February 24, 2003                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF40

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $5,000,000           Initial Interest Rate:  2.35000%
Agent's Discount or Commission: $12,500 Original Issue Date *: February 27, 2003 Net Proceeds to Issuer *: $4,992,722.22 Stated Maturity Date: February 11, 2005
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Interest Category
  [X]   Regular Floating Rate Note

  [ ]   Floating Rate/Fixed Rate Note
         Fixed Rate Commencement Date:
         Fixed Interest Rate:       %

  [ ]   Inverse Floating Rate Note
         [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
  [ ] CD Rate                [ ]  Federal Funds Rate   [ ]     Prime Rate
  [ ] CMT Rate               [X]  LIBOR                [ ]  Other (see attached)
  [ ] Commercial Paper Rate  [ ]  Treasury Rate

If LIBOR:
         [ ] LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +100 bps                 Maximum Interest Rate:     %

Spread Multiplier:  N/A                 Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 12, 2003

Interest Reset Dates:  Quarterly, on the 11th day of
February, May, August and November

Interest Payment Dates:  Quarterly, on the 11th day of
February, May, August and November

Interest Determination Dates: two business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

  [X]  Actual/360 for the period from February 11, 2003 to February 11, 2005
  [ ]  Actual/Actual for the period from _______ to _______
  [ ]  30/360 for the period from _______ to _______

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes can be redeemed prior to Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:  ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:      [ ]   Yes     [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
   [ ]   Merrill Lynch, Pierce, Fenner & Smith  [ ]  Wachovia Securities
                 Incorporated                   [ ]  Fleet Securities, Inc.
   [ ]   Banc of America Securities LLC         [X]  J.P. Morgan Securities Inc.
   [ ]   Banc One Capital Markets, Inc.         [ ]  Salomon Smith Barney Inc.
   [ ]   Barclays Capital Inc.                  [ ]  UBS Warburg LLC
   [ ]   Credit Suisse First Boston Corporation [ ]  Other: _______________
   [ ]   Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
   [X]   Agent      [ ]     Principal

If as Principal:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $5,222.22 of accrued interest. Interest will be paid from February 11, 2003.



   Terms are not completed for certain items above because such items are not applicable.